News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2020 RESULTS
Q4 ’20: Net Sales +4%; Organic Sales +6%; Diluted Net EPS $1.07, +$3.19; Core EPS $1.16, +5%
FY ’20: Net Sales +5%; Organic Sales +6%; Diluted Net EPS $4.96, +247%; Core EPS $5.12, +13%

CINCINNATI, July 30, 2020 - The Procter & Gamble Company (NYSE:PG) reported fiscal year 2020 net sales of $71 billion, an increase of five percent versus the prior year. Excluding the impacts of foreign exchange, acquisitions and divestitures, organic sales increased six percent, driven by a four percent increase in organic volume. Diluted net earnings per share were $4.96, an increase of 247% versus the prior year, due primarily to the non-cash impairment charge for the Gillette Shave Care business in the base year. Core earnings per share increased 13% to $5.12. The Company generated $17.4 billion of operating cash flow in fiscal 2020 with adjusted free cash flow productivity of 114%. The Company returned $15.2 billion of value to shareholders in fiscal 2020 through $7.8 billion in dividend payments and $7.4 billion of share repurchases.
The Company reported fourth quarter fiscal year 2020 net sales of $17.7 billion, an increase of four percent versus the prior year. Excluding the impacts of foreign exchange, acquisitions and divestitures, organic sales increased six percent, driven by a three percent increase in organic volume. Diluted net earnings per share were $1.07, an increase of $3.19 versus the prior year, due primarily to the impairment charge for the Gillette Shave Care business in the base year. Core earnings per share increased five percent to $1.16. Operating cash flow was $4.8 billion for the quarter. Adjusted free cash flow productivity was 161%.

“We are prioritizing employee health and safety, maximizing availability of P&G products, which play an essential role in meeting the daily health, hygiene and cleaning needs of consumers around the world, and helping society meet the challenges of the COVID crisis. We expect to grow through this crisis and come out even stronger on the other side,” said David Taylor, Chairman, President and Chief Executive Officer. “We delivered strong, balanced sales and profit results in fiscal 2020, both pre-COVID and through the balance of the year, meeting or exceeding each of our going-in targets, demonstrating the commitment and agility of P&G people and the robustness of our strategy.”
April - June 2020 Quarter Discussion
Net sales in the fourth quarter of fiscal year 2020 were $17.7 billion, an increase of four percent versus the prior year. Unfavorable foreign exchange negatively impacted sales by three percentage points for the quarter. Excluding the impacts of foreign exchange, acquisitions and divestitures, organic sales increased six percent driven primarily by a three percent increase in organic shipment volume. The volume increase was driven by strong innovation programs and increased consumer demand for household cleaning, personal health and cleansing products, particularly in North America and China, related to the COVID-19 pandemic. These increases were partially offset by volume decreases in other regions and certain categories primarily due to the disruption of consumer access to retail markets caused by the pandemic. Increased pricing contributed two percent to net sales. Positive mix impact was a one percent help to organic sales due to the disproportionate growth of North America and China regions and the Home Care and Personal Health Care categories, which have higher than company average selling prices.

April - June 2020	Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales	Organic Volume	Organic Sales
Net Sales Drivers (1)
Beauty	2%	(4)%	2%	—%	—%	—%	2%	3%
Grooming	(4)%	(4)%	2%	1%	—%	(5)%	(4)%	(1)%
Health Care	(1)%	(3)%	1%	2%	—%	(1)%	(1)%	2%
Fabric & Home Care	8%	(3)%	2%	4%	—%	11%	8%	14%
Baby, Feminine & Family Care	1%	(2)%	3%	1%	—%	3%	1%	5%
Total P&G	3%	(3)%	2%	1%	1%	4%	3%	6%
(1) Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2) Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.
• Beauty segment organic sales increased three percent versus year ago. Skin and Personal Care organic sales decreased low single digits primarily driven by negative product mix due to double digits decline of the super-premium SK-II brand driven by pandemic related travel disruptions. This was partially offset by increased volume in Personal Cleansing due to innovation and increased consumer demand for cleansing and degerming products. Hair Care organic sales increased high single digits driven by strong innovation and retail execution in North America and China, increased pricing due in part to a reduction in promotional activity and retailer inventory restocking.
•Grooming segment organic sales decreased one percent versus year ago. Shave Care organic sales decreased mid-single digits driven by volume decreases due to the pandemic related reduction in shaving frequency in certain markets. Appliances organic sales increased double digits due to innovation and increased demand for at-home shaving and styling products due to temporary pandemic related movement restrictions.
•Health Care segment organic sales increased two percent for the quarter. Oral Care organic sales decreased low single digits primarily due to reduced volumes in certain regions due to temporary retail outlet closures, including electronics stores and dentist offices, partially offset by positive mix impact due to the relatively higher growth of premium products. Personal Health Care organic sales increased double digits due to increased consumer demand, retailer inventory increases in certain markets, product innovation and increased marketing investments. Geographic mix was a positive contributor to sales driven by strong growth in North America relative to volume decreases in certain markets in IMEA and Latin America due to pandemic related retail outlet closures and movement restrictions.
•Fabric and Home Care segment organic sales increased 14% for the quarter. Fabric Care organic sales increased high single digits driven by strong consumer demand, positive product mix and a partial rebuild of retailer inventories in North America and China. This growth was partially offset by volume decreases in Europe, Asia Pacific and IMEA due primarily to the pandemic related retail outlet closures, movement restrictions and consumer pantry destocking. Home Care organic sales increased more than 30% driven by the increased consumer demand for home cleaning and dish washing products, innovation, positive product and geographic mix and higher net pricing due mainly to reduced promotional activity.
•Baby, Feminine and Family Care segment organic sales increased five percent versus year ago. Baby Care organic sales decreased high single digits due to pandemic related consumer pantry destocking and consumption decreases, primarily in emerging markets, which were partially offset by volume growth in North America, positive product mix and currency devaluation related price increases. Feminine Care organic sales increased mid-single digits driven primarily by positive product mix and strong growth in North America driven by innovation and retailer inventory replenishment following the reduction of retailer inventory in the previous quarter. This growth was partially offset by reduced volumes in certain regions due to pandemic related consumer access restrictions and consumer pantry destocking. Family Care organic sales increased more than 20% driven by increased consumer demand and higher net pricing due to reduced promotional activity.

Diluted net earnings per share were $1.07 for the quarter, an increase of $3.19 versus the prior year, driven primarily by the base period Gillette Shave Care business impairment charge. Core earnings per share were $1.16, a five percent increase versus the prior year, driven by the net sales increase and an increase in operating margin. Currency-neutral core EPS increased 11%.

Reported gross margin increased 180 basis points, including a 30 basis-point hurt from higher non-core restructuring charges versus the prior year. Core gross margin increased 210 basis points versus the prior year, including 40 basis points of negative foreign exchange impacts. On a currency-neutral basis, core gross margin increased 250 basis points driven by 210 basis points of gross productivity savings, 160 basis points from commodity cost decreases and 100 basis points of pricing benefit. These improvements were partially offset by 120 basis points of unfavorable product mix, 50 basis points of manufacturing and logistics cost increases due to the COVID-19 pandemic and 50 basis points of reinvestments and other impacts.

Selling, general and administrative expense (SG&A) as a percentage of sales increased 50 basis points on a reported basis versus the prior year, including approximately 10 basis points help from a year-on-year reduction in non-core restructuring charges. Core SG&A as a percentage of sales increased 70 basis points versus the prior year, including approximately 20 basis points of negative foreign exchange impacts. On a currency-neutral basis, core SG&A as a percentage of sales increased 50 basis points driven by 270 basis points of increased marketing investments, a 100 basis-point base period gain on the sale of real estate and 100 basis points of wage inflation, increased incentive compensation and other impacts. These increases were partially offset by 190 basis points of cost leverage benefit from increased sales and 230 basis points of savings from overhead and marketing expenses.

Reported operating profit margin increased 5,010 basis points versus the base period primarily due to the base period Gillette Shave Care business impairment charge. Excluding this charge and approximately 10 basis points hurt from higher non-core restructuring charges, core operating margin increased 140 basis points including approximately 50 basis points of negative foreign exchange impacts. On a currency-neutral basis, core operating margin increased 190 basis points, including total productivity cost savings of 440 basis points.
Fiscal Year 2020 Results
Fiscal year 2020 net sales were $71 billion, an increase of five percent versus the previous year. Excluding the impact of foreign exchange, acquisitions and divestitures, organic sales increased six percent, driven by a four percent increase in organic volume. Diluted net earnings per share were $4.96, an increase of 247% versus the prior year primarily due to the base period Gillette Shave Care business impairment charge. Core earnings per share were $5.12, an increase of 13% versus the prior year, driven by the net sales increase, an increase in core operating profit margin and a reduction in the core effective tax rate. Currency-neutral core EPS increased 17%.

Fiscal Year 2021 Guidance
The Company expects fiscal 2021 all-in sales growth in the range of one to three percent versus the prior fiscal year. This includes an estimated one percent negative impact from foreign exchange. The Company is targeting organic sales growth in the range of two to four percent.

P&G expects fiscal 2021 GAAP diluted net earnings per share growth in the range of six to ten percent versus fiscal 2020 GAAP EPS of $4.96. Core earnings per share growth for fiscal 2021 is expected to be in the range of three to seven percent versus fiscal 2020 core EPS of $5.12. The Company said its current outlook expects a $300 million after-tax headwind from foreign exchange impacts will be largely offset by a $275 million after-tax benefit from lower commodity costs.

The Company said it estimates the combined impacts of higher interest expense and lower interest income will be a $150 million after-tax earnings headwind in fiscal 2021.

P&G said it expects an effective tax rate in the range of 18% to 19% in fiscal 2021.

Capital spending is estimated to be in the range of 4% to 5% of fiscal 2021 net sales.

The Company is not able to reconcile its forward-looking non-GAAP cash flow measure without unreasonable efforts because the Company cannot predict the timing and amounts of discrete cash items, such as acquisitions, divestitures, or impairments, which could significantly impact GAAP results.

P&G is targeting adjusted free cash flow productivity of 90% and expects to pay approximately $8 billion in dividends and repurchase $6 billion to $8 billion of common shares in fiscal 2021.

Forward-Looking Statements
Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, except to the extent required by law.
Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to affect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to factors outside of our control, such as natural disasters, acts of war or terrorism, or disease outbreaks; (5) the ability to successfully manage cost fluctuations and pressures, including prices of commodities and raw materials, and costs of labor, transportation, energy, pension and healthcare;  (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits and technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third-party relationships, such as our suppliers, contract manufacturers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third party information and operational technology systems, networks and services, and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage uncertainties related to changing political conditions (including the United Kingdom’s exit from the European Union) and potential implications such as exchange rate fluctuations and market contraction; (13) the ability to successfully manage regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, product and packaging composition, intellectual property, labor and employment, antitrust, data protection, tax, environmental, and accounting and financial reporting) and to resolve pending matters within current estimates; (14) the ability to manage changes in applicable tax laws and regulations including maintaining our intended tax treatment of divestiture transactions; (15) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; (16) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited; and (17) the ability to successfully manage the demand, supply, and operational challenges associated with a disease outbreak, including epidemics, pandemics, or similar widespread public health concerns (including the novel coronavirus, COVID-19, outbreak). For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.
About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.
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P&G Media Contacts:
Damon Jones, +1-513-983-0190
Jennifer Corso, +1-513-983-2570

P&G Investor Relations Contact:
John Chevalier, +1-513-983-9974

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Earnings Information
	Three Months Ended June 30			Twelve Months Ended June 30
	2020	2019	% Chg	2020	2019	% Chg
NET SALES	$17,698	$17,094	4%	$70,950	$67,684	5%
Cost of products sold	8,942	8,938	—%	35,250	34,768	1%
GROSS PROFIT	8,756	8,156	7%	35,700	32,916	8%
Selling, general and administrative expense	5,275	5,003	5%	19,994	19,084	5%
Goodwill and indefinite-lived intangibles impairment charges	—	8,345		—	8,345
OPERATING INCOME/(LOSS)	3,481	(5,192)	N/A	15,706	5,487	186%
Interest expense	(157)	(111)	41%	(465)	(509)	(9)%
Interest income	22	52	(58)%	155	220	(30)%
Other non-operating income, net	115	186	(38)%	438	871	(50)%
EARNINGS/(LOSS) BEFORE INCOME TAXES	3,461	(5,065)	N/A	15,834	6,069	161%
Income taxes	675	172	292%	2,731	2,103	30%
NET EARNINGS/(LOSS)	2,786	(5,237)	N/A	13,103	3,966	230%
Less: Net earnings/(loss) attributable to noncontrolling interests	(14)	4	N/A	76	69	10%
NET EARNINGS/(LOSS) ATTRIBUTABLE TO PROCTER & GAMBLE (1)	$2,800	$(5,241)	N/A	$13,027	$3,897	234%

EFFECTIVE TAX RATE	19.5%	(3.4)%		17.2%	34.7%

NET EARNINGS PER COMMON SHARE: (2)
Basic	$1.10	$(2.12)	N/A	$5.13	$1.45	254%
Diluted	$1.07	$(2.12)	N/A	$4.96	$1.43	247%

DIVIDENDS PER COMMON SHARE	$0.7907	$0.7459	6%	$3.0284	$2.8975	5%
Diluted Weighted Average Common Shares Outstanding	2,612.1	2,509.6		2,625.8	2,539.5

COMPARISONS AS A % OF NET SALES			Basis Pt Change			Basis Pt Change
Gross margin	49.5%	47.7%	180	50.3%	48.6%	170
Selling, general and administrative expense	29.8%	29.3%	50	28.2%	28.2%	—
Operating margin	19.7%	(30.4)%	5,010	22.1%	8.1%	1,400
Earnings/(loss) before income taxes	19.6%	(29.6)%	4,920	22.3%	9.0%	1,330
Net earnings/(loss)	15.7%	(30.6)%	4,630	18.5%	5.9%	1,260
Net earnings/(loss) attributable to Procter & Gamble	15.8%	(30.7)%	4,650	18.4%	5.8%	1,260
(1)Net earnings attributable to Procter & Gamble for the three and twelve months ended June 30, 2019 were negatively impacted by the impairment charges of $8.3 billion related to Shave Care goodwill and Gillette indefinite-lived intangible assets.
(2)Basic net earnings per common share and Diluted net earnings per common share are calculated on Net earnings attributable to Procter & Gamble.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information

	Three Months Ended June 30, 2020
	Net Sales	% Change Versus Year Ago	Earnings/(Loss) Before Income Taxes	% Change Versus Year Ago	Net Earnings/(Loss)	% Change Versus Year Ago
Beauty	$3,176	—%	$720	3%	$569	3%
Grooming	1,510	(5)%	388	(33)%	311	(33)%
Health Care	2,015	(1)%	361	(13)%	272	(12)%
Fabric & Home Care	6,290	11%	1,539	27%	1,194	28%
Baby, Feminine & Family Care	4,618	3%	1,194	33%	913	34%
Corporate	89	(23)%	(741)	N/A	(473)	N/A
Total Company	$17,698	4%	$3,461	N/A	$2,786	N/A

	Three Months Ended June 30, 2020
	(Percent Change vs. Year Ago) (1)
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other (2)	Net Sales Growth
Beauty	2%	2%	(4)%	2%	—%	—%	—%
Grooming	(4)%	(4)%	(4)%	2%	1%	—%	(5)%
Health Care	(1)%	(1)%	(3)%	1%	2%	—%	(1)%
Fabric & Home Care	8%	8%	(3)%	2%	4%	—%	11%
Baby, Feminine & Family Care	1%	1%	(2)%	3%	1%	—%	3%
Total Company	3%	3%	(3)%	2%	1%	1%	4%

	Twelve Months Ended June 30, 2020
	Net Sales	% Change Versus Year Ago	Earnings/(Loss) Before Income Taxes	% Change Versus Year Ago	Net Earnings/(Loss)	% Change Versus Year Ago
Beauty	$13,359	4%	$3,437	5%	$2,737	4%
Grooming	6,069	(2)%	1,613	(9)%	1,329	(13)%
Health Care	9,028	10%	2,156	9%	1,652	9%
Fabric & Home Care	23,735	7%	5,426	18%	4,154	18%
Baby, Feminine & Family Care	18,364	3%	4,534	26%	3,465	27%
Corporate	395	(18)%	(1,332)	N/A	(234)	N/A
Total Company	$70,950	5%	$15,834	161%	$13,103	230%

	Twelve Months Ended June 30, 2020
	(Percent Change vs. Year Ago) (1)
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other (2)	Net Sales Growth
Beauty	3%	2%	(2)%	2%	1%	—%	4%
Grooming	(1)%	(1)%	(3)%	2%	—%	—%	(2)%
Health Care	10%	5%	(2)%	1%	1%	—%	10%
Fabric & Home Care	6%	7%	(1)%	1%	1%	—%	7%
Baby, Feminine & Family Care	3%	3%	(2)%	1%	1%	—%	3%
Total Company	4%	4%	(2)%	1%	1%	1%	5%
(1) Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2) Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Statements of Cash Flows
	Twelve Months Ended June 30
	2020	2019
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF YEAR	$4,239	$2,569
OPERATING ACTIVITIES
Net earnings	13,103	3,966
Depreciation and amortization	3,013	2,824
Share-based compensation expense	558	515
Deferred income taxes	(596)	(411)
Loss/(gain) on sale of assets	7	(678)
Goodwill and indefinite-lived intangible impairment charges	—	8,345
Change in accounts receivable	634	(276)
Change in inventories	(637)	(239)
Change in accounts payable, accrued and other liabilities	1,923	1,856
Change in other operating assets and liabilities	(710)	(973)
Other	108	313
TOTAL OPERATING ACTIVITIES	17,403	15,242
INVESTING ACTIVITIES
Capital expenditures	(3,073)	(3,347)
Proceeds from asset sales	30	394
Acquisitions, net of cash acquired	(58)	(3,945)
Purchases of short-term investments	—	(158)
Proceeds from sales and maturities of investment securities	6,151	3,628
Change in other investments	(5)	(62)
TOTAL INVESTING ACTIVITIES	3,045	(3,490)
FINANCING ACTIVITIES
Dividends to shareholders	(7,789)	(7,498)
Increases/(reductions) in short-term debt	2,345	(2,215)
Additions to long-term debt	4,951	2,367
Reductions of long-term debt	(2,447)	(969)
Treasury stock purchases	(7,405)	(5,003)
Impact of stock options and other	1,978	3,324
TOTAL FINANCING ACTIVITIES	(8,367)	(9,994)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(139)	(88)
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	11,942	1,670
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR	$16,181	$4,239

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Condensed Consolidated Balance Sheets
	June 30, 2020	June 30, 2019
Cash and cash equivalents	$16,181	$4,239
Available-for-sale investment securities	—	6,048
Accounts receivable	4,178	4,951
Inventories	5,498	5,017
Prepaid expenses and other current assets	2,130	2,218
TOTAL CURRENT ASSETS	27,987	22,473
PROPERTY, PLANT AND EQUIPMENT, NET	20,692	21,271
GOODWILL	39,901	40,273
TRADEMARKS AND OTHER INTANGIBLE ASSETS, NET	23,792	24,215
OTHER NONCURRENT ASSETS	8,328	6,863
TOTAL ASSETS	$120,700	$115,095

Accounts payable	$12,071	$11,260
Accrued and other liabilities	9,722	9,054
Debt due within one year	11,183	9,697
TOTAL CURRENT LIABILITIES	32,976	30,011
LONG-TERM DEBT	23,537	20,395
DEFERRED INCOME TAXES	6,199	6,899
OTHER NONCURRENT LIABILITIES	11,110	10,211
TOTAL LIABILITIES	73,822	67,516
TOTAL SHAREHOLDERS' EQUITY	46,878	47,579
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$120,700	$115,095

The Procter & Gamble Company
Exhibit 1: Non-GAAP Measures
In accordance with the SEC's Regulation G, the following provides definitions of the non-GAAP measures used in Procter & Gamble's July 30, 2020 earnings release and the reconciliation to the most closely related GAAP measure. We believe that these measures provide useful perspective on underlying business trends (i.e., trends excluding non-recurring or unusual items) and results and provide a supplemental measure of year-on-year results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of management. These measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered by the user in place of the related GAAP measure, but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted.
The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following items:
Incremental Restructuring: The Company has had and continues to have an ongoing level of restructuring activities. Such activities have resulted in ongoing annual restructuring related charges of approximately $250 - $500 million before tax. In 2012, the Company began a $10 billion strategic productivity and cost savings initiative that included incremental restructuring activities. In 2017, we communicated details of an additional multi-year productivity and cost savings plan. This results in incremental restructuring charges to accelerate productivity efforts and cost savings. The adjustment to Core earnings includes only the restructuring costs above what we believe are the normal recurring level of restructuring costs.
Gain on Dissolution of the PGT Healthcare Partnership: The Company dissolved our PGT Healthcare partnership, a venture between the Company and Teva Pharmaceuticals Industries, Ltd (Teva) in the OTC consumer healthcare business, during the year ended June 30, 2019. The transaction was accounted for as a sale of the Teva portion of the PGT business; the Company recognized an after-tax gain on the dissolution of $353 million.

Shave Care Impairment: In the fourth quarter of fiscal 2019, the Company recognized a non-cash after-tax impairment charge of $8.0 billion ($8.3 billion before tax) related to the Shave Care reporting unit and the Gillette indefinite-lived intangible asset. This was comprised of a before and after-tax impairment charge of $6.8 billion related to goodwill and an after-tax impairment charge of $1.2 billion ($1.6 billion before tax) related to the Gillette indefinite-lived intangible asset.
Anti-Dilutive Impacts: The Shave Care impairment charges caused preferred shares that are normally dilutive (and hence, normally assumed converted for purposes of determining diluted earnings per share) to be anti-dilutive. Accordingly, for U.S. GAAP the preferred shares were not assumed to be converted into common shares for diluted earnings per share and the related dividends paid to the preferred shareholders were deducted from net income to calculate net earnings available to common shareholders. As a result of the non-GAAP Shave Care impairment adjustment, these instruments are dilutive for non-GAAP core earnings per share.
We do not view the above items to be part of our sustainable results and their exclusion from Core earnings measures provides a more comparable measure of year-on-year results. These items are also excluded when evaluating senior management in determining their at-risk compensation.
Organic sales growth*: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis.
Core operating profit margin*: Core operating profit margin is a measure of the Company's operating margin adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core gross margin: Core gross margin is a measure of the Company's gross margin adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core selling, general and administrative (SG&A) expense as a percentage of net sales: Core SG&A expense as a percentage of net sales is a measure of the Company's selling, general and administrative expenses adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company's operating efficiency over time.
Core EPS and currency-neutral Core EPS*: Core earnings per share, or Core EPS, is a measure of the Company's diluted net earnings per share adjusted as indicated. Currency-neutral Core EPS is a measure of the Company's Core EPS excluding the incremental current year impact of foreign exchange. Management views these non-GAAP measures as a useful supplemental measure of Company performance over time.
Adjusted free cash flow: Adjusted free cash flow is defined as operating cash flow less capital spending, tax payments relating to the Merck consumer OTC Healthcare acquisition and the payment of the transitional tax resulting from the comprehensive U.S. legislation commonly referred to as the Tax Cuts and Jobs Act in December 2017 (the "U.S. Tax Act"). Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. Management views adjusted free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments.
Adjusted free cash flow productivity*: Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings. We view adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Adjusted free cash flow productivity is used by management in making operating decisions, in allocating financial resources and for budget planning purposes. This measure is used in assessing the achievement of management goals for at-risk compensation. The Company's long-term target is to generate annual adjusted free cash flow productivity at or above 90%.

* Measure is used to evaluate senior management and is a factor in determining their at-risk compensation.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Three Months Ended June 30, 2020
	AS REPORTED (GAAP)	INCREMENTAL RESTRUCTURING	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	8,942	(246)	—	8,696
GROSS PROFIT	8,756	246	—	9,002
GROSS MARGIN	49.5%	1.4%	—%	50.9%
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE	5,275	8	1	5,284
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	29.8%	—%	0.1%	29.9%
OPERATING INCOME	3,481	238	(1)	3,718
OPERATING PROFIT MARGIN	19.7%	1.3%	—%	21.0%
NET EARNINGS ATTRIBUTABLE TO P&G	2,800	226	—	3,026

				Core EPS
DILUTED NET EARNINGS PER COMMON SHARE (1)	1.07	0.09	—	1.16
	CURRENCY IMPACT TO CORE EARNINGS			0.06
	CURRENCY-NEUTRAL CORE EPS			1.22
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,612.1
COMMON STOCK OUTSTANDING AS OF JUNE 30, 2020	2,479.7

(1) Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

CHANGE VERSUS YEAR AGO
CORE GROSS MARGIN	210	BPS
CORE SELLING GENERAL & ADMINISTRATIVE EXPENSE AS A % OF NET SALES	70	BPS
CORE OPERATING PROFIT MARGIN	140	BPS
CORE EPS	5%
CURRENCY-NEUTRAL CORE EPS	11%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Three Months Ended June 30, 2019
	AS REPORTED (GAAP)	ANTI-DILUTIVE IMPACTS	INCREMENTAL RESTRUCTURING	SHAVE CARE IMPAIRMENT	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	8,938	—	(192)	—	—	8,746
GROSS PROFIT	8,156	—	192	—	—	8,348
GROSS MARGIN	47.7%	—%	1.1%	—%	—%	48.8%
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE	5,003	—	(5)	—	—	4,998
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	29.3%	—%	—%	—%	(0.1)%	29.2%
OPERATING INCOME	(5,192)	—	197	8,345	—	3,350
OPERATING PROFIT MARGIN	(30.4)%	—%	1.1%	48.8%	0.1%	19.6%
NET EARNINGS ATTRIBUTABLE TO P&G	(5,241)	—	164	7,978	—	2,901
						Core EPS:
Diluted Net Earnings attributable to common shareholders (1)	(5,308)	67	164	7,978	—	2,901
Diluted Weighted Average Common Shares Outstanding (1)	2,509.6	136.3				2,645.9
DILUTED NET EARNINGS PER COMMON SHARE	(2.12)	0.14	0.06	3.02	—	1.10
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,509.6
(1)The reduction in net earnings from the Shave Care impairment charge caused the preferred shares outstanding to be anti-dilutive. Accordingly, for U.S. GAAP, the preferred shares were not assumed to be converted into common shares for diluted earnings per share and the related dividends paid to the preferred shareholders were deducted from net income to calculate earnings available to common shareholders. Excluding the impairment charge results in higher non-GAAP earnings, which causes the preferred shares to be dilutive. The adjustments in this row are made to reflect the dilutive preferred share impact resulting from the Shave Care impairment adjustment. Weighted average shares also add back share-based equity awards that were anti-dilutive for U.S. GAAP purposes as a result of the Shave Care impairment.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Twelve Months Ended June 30, 2020
	AS REPORTED (GAAP)	INCREMENTAL RESTRUCTURING	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	35,250	(519)	—	34,731
GROSS PROFIT	35,700	519	—	36,219
GROSS MARGIN	50.3%	0.7%	—%	51.0%
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE	19,994	81	1	20,076
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	28.2%	0.1%	—%	28.3%
OPERATING INCOME	15,706	438	(1)	16,143
OPERATING PROFIT MARGIN	22.1%	0.6%	0.1%	22.8%
NET EARNINGS ATTRIBUTABLE TO P&G	13,027	415	—	13,442
				Core EPS:
DILUTED NET EARNINGS PER COMMON SHARE (1)	4.96	0.16	—	5.12
	CURRENCY IMPACT TO CORE EARNINGS			0.15
	CURRENCY-NEUTRAL CORE EPS			5.27
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,625.8
COMMON STOCK OUTSTANDING AS OF JUNE 30, 2019	2,479.7

(1) Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble..

CHANGE VERSUS YEAR AGO
CORE EPS	13%
CURRENCY NEUTRAL CORE EPS	17%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Twelve Months Ended June 30, 2019
	AS REPORTED (GAAP)	ANTI-DILUTIVE IMPACTS	INCREMENTAL RESTRUCTURING	SHAVE CARE IMPAIRMENT	GAIN ON DISSOLUTION OF PGT PARTNERSHIP	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	34,768	—	(426)	—	—	—	34,342
GROSS PROFIT	32,916	—	426	—	—	—	33,342
GROSS MARGIN	48.6%	—%	0.6%	—%	—%	0.1%	49.3%
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE	19,084	—	23	—	—	(1)	19,106
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	28.2%	—%	—%	—%	—%	—%	28.2%
OPERATING INCOME	5,487	—	403	8,345	—	1	14,236
OPERATING PROFIT MARGIN	8.1%	—%	0.6%	12.3%	—%	—%	21.0%
NET EARNINGS ATTRIBUTABLE TO P&G	3,897	—	354	7,978	(353)	1	11,877
							Core EPS:
Diluted Net Earnings attributable to common shareholders (1)	3,634	263	354	7,978	(353)	1	11,877
Diluted Weighted Average Common Shares Outstanding (1)	2,539.5	90.2					2,629.7
DILUTED NET EARNINGS PER COMMON SHARE	1.43	0.06	0.13	3.03	(0.13)	—	4.52
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,539.5
(1)The reduction in net earnings from the current period charge for the Shave Care impairment caused the preferred shares outstanding to be anti-dilutive. Accordingly, for U.S. GAAP, the preferred shares were not assumed to be converted into common shares for diluted earnings per share and the related dividends paid to the preferred shareholders were deducted from net income to calculate earnings available to common shareholders. Excluding the impairment charge results in higher non-GAAP earnings, which causes the preferred shares to be dilutive. The adjustments in this row are made to reflect the dilutive preferred share impact resulting from the Shave Care impairment adjustment.

Organic sales growth:
The reconciliation of reported sales growth to organic sales is as follows:

April - June 2020	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other*	Organic Sales Growth
Beauty	—%	4%	(1)%	3%
Grooming	(5)%	4%	—%	(1)%
Health Care	(1)%	3%	—%	2%
Fabric & Home Care	11%	3%	—%	14%
Baby, Feminine & Family Care	3%	2%	—%	5%
Total Company	4%	3%	(1)%	6%

FY 2020	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other*	Organic Sales Growth
Total Company	5%	2%	(1)%	6%
* Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.

Total Company	Net Sales Growth	Foreign Exchange Impact	Organic Sales Growth
FY 2021 (Estimate)	+1% to +3%	+1%	+2% to +4%

Core EPS:

Total Company	Diluted EPS Growth	Impact of Change in Non-Core Items*	Core EPS Growth
FY 2021 (Estimate)	+6% to +10%	(3)%	+3% to +7%
* Includes impact of incremental non-core restructuring charges in fiscal 2020.

Adjusted free cash flow (dollars in millions):

Three Months Ended June 30, 2020
Operating Cash Flow	Capital Spending	Adjustments to Operating Cash Flow (1)	Adjusted Free Cash Flow
$4,806	$(658)	$328	$4,476
(1) Adjustments to Operating Cash Flow relates to tax payments for the Merck OTC Consumer Healthcare acquisition.

Twelve Months Ended June 30, 2020
Operating Cash Flow	Capital Spending	Adjustments to Operating Cash Flow (2)	Adjusted Free Cash Flow
$17,403	$(3,073)	$543	$14,873
(2) Adjustments to Operating Cash Flow relates to tax payments for the Merck OTC Consumer Healthcare acquisition and the transitional tax resulting from the U.S. Tax Act.

Adjusted free cash flow productivity (dollars in millions):

Three Months Ended June 30, 2020
Adjusted Free Cash Flow	Net Earnings	Adjusted Free Cash Flow Productivity
$4,476	$2,786	161%

Twelve Months Ended June 30, 2020
Adjusted Free Cash Flow	Net Earnings	Adjusted Free Cash Flow Productivity
$14,873	$13,103	114%